Exhibit 23.1



CONSENT OF INDEPENDENT AUDITORS


      We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, which includes an explanatory paragraph regarding substantial doubt about ObjectSoft Corporation's ability to continue as a going concern, dated February 23, 2001, with respect to our audit of the financial statements included in ObjectSoft Corporation's Annual Report (Form 10-KSB) for the year ended December 31, 2000. We also consent to the reference to our firm under the caption "Experts".

/s/ Richard A. Eisner & Company, LLP
Florham Park, New Jersey
April 27, 2001